Exhibit 99.1

Media Contact:

Jeff Gaunt

jgaunt@lambert.com

847-714-4014

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES SETTLEMENT OF SEC INVESTIGATION

ATLANTA April 18, 2022: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced today it has reached a settlement with the U.S. Securities and Exchange Commission (SEC) to fully resolve an investigation into the impact of certain adjustments to accruals and reserves on reported earnings per share in the first quarter of 2016 and the second quarter of 2017. Under terms of the settlement, Rollins neither admits nor denies the SEC’s findings and will pay an $8 million civil penalty, which was fully accrued in the third and fourth quarters of 2021.

“Since the Company first learned of this investigation, we have taken this matter very seriously, conducting an internal review and taking proactive steps to address the findings,” said Elizabeth Chandler, Vice President, General Counsel and Corporate Secretary at Rollins. “We have also reevaluated and strengthened our internal controls over financial reporting, and improved processes, procedures and supporting documentation, including those related to management’s judgments and estimates impacting reported financial results. Rollins remains committed to doing the right thing on behalf of our employees, investors and customers and we are pleased to have reached a resolution to this matter.”

The individuals who were leading the accounting department at the time are no longer employed by the Company and there will be no restatement of the Company’s historical financial results related to the SEC’s investigation.

Company and its franchises provide essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 800 locations. You can learn more about Rollins and its subsidiaries by visiting our web site at www.rollins.com, where you can also find this and other news releases by accessing the news releases button.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. A list and description of these factors (all of which risks may be amplified by the COVID-19 pandemic) can be found in our Annual Report on Form 10-K and certain subsequent filings we make with the SEC. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law.